Exhibit 99.1

Financial Report

July – September 2022

Stockholm, Sweden, October 21, 2022
(NYSE: ALV and SSE: ALIV.sdb)

Q3 2022: Actions yielding results

Financial highlights Q3 2022

$2,302 net sales

25% net sales increase

32% organic sales increase*

7.4% operating margin

7.5% adjusted operating margin*

$1.21 EPS - 78% increase

$1.23 adjusted EPS* - 68% increase

Full year 2022 indications Around 15% organic sales growth Around 6% negative FX effect on net sales Upper end of around 6.0%-7.0% adjusted operating margin Around $700-750 million operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the third quarter of 2022

•

Sales increased organically* by 32.5%, which was 3.7pp better than global LVP growth of 28.8% (S&P Global Oct 2022). We outperformed in all regions except Rest of Asia, mainly due to price increases and new product launches. Net sales of $2,302 million was a new third quarter record for our passive safety business.

•

Profitability improved significantly, driven by successful execution of price increase negotiations, LVP recovery and our cost reduction activities. Operating income improved by 72% and operating margin improved to 7.4% from 5.4% with adjusted operating margin* improving to 7.5%, despite continued adverse market conditions including inflationary pressure, volatile LVP and adverse currency effects. Return on capital employed was 18.0% and adjusted return on capital employed* was 18.4%.

•

Operating cash flow increased to $232 million, driven by higher net income and positive working capital effects while free cash flow* decreased to $68 million, impacted by higher capex. Leverage ratio improved to 1.6x from 1.7x in the second quarter. A dividend of $0.64 per share was paid and 0.26 million shares were repurchased in the quarter.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q3 2022	Q3 2021	Change	9 M 2022	9 M 2021	Change
Net sales	$2,302	$1,847	25%	$6,507	$6,111	6.5%
Operating income	171	99	72%	429	500	(14)%
Adjusted operating income1)	173	103	67%	365	506	(28)%
Operating margin	7.4%	5.4%	2.1pp	6.6%	8.2%	(1.6)pp
Adjusted operating margin1)	7.5%	5.6%	1.9pp	5.6%	8.3%	(2.7)pp
Earnings per share2, 3)	1.21	0.68	78%	3.06	3.65	(16)%
Adjusted earnings per share1, 2, 3)	1.23	0.73	68%	2.58	3.72	(31)%
Operating cash flow	$232	$188	23%	$251	$437	(43)%
Return on capital employed4)	18.0%	10.5%	7.5pp	15.3%	18.1%	(2.8)pp
Adjusted return on capital employed1, 4)	18.4%	10.9%	7.5pp	13.1%	18.3%	(5.2)pp

1) Excluding costs and gains from capacity alignments. Non-U.S. GAAP measure, see reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

As the market leader, we are building resilience and strength in turbulent times. We believe these actions enable us to build an even more competitive position. Despite the challenging macro environment, our third quarter performance enables us to update our full year 2022 adjusted operating margin indication towards the upper end of the 6.0-7.0% range.

During the quarter, we retained a strong balance sheet, our operating cash flow recovered compared to recent quarters and our leverage ratio improved compared to the previous quarter. We have reached agreements in more than 90% of the raw material related price adjustment discussions that we initiated earlier this year. Price adjustment discussions with our customers for cost increases related to labor, logistics and utilities are progressing.

Our actions initiated earlier in the year are now delivering results, especially our price adjustments to compensate for the inflationary pressures and our cost reduction activities.

We expect continued sequential margin improvement in the fourth quarter, due to positive seasonal effects, price increases, cost and headcount activities and somewhat lower volatility in customer call-offs. The gradual improvement in our performance throughout the year underlines our confidence in reaching our medium-term targets. In addition, we expect that our balance sheet and positive cash flow trend will allow for increasing shareholder returns.

I am pleased that we achieved a strong recovery in the third quarter, delivering record sales for a third quarter and increasing the adjusted operating margin to 7.5% despite adverse FX effects of almost 2pp and challenges from inflationary pressure and high call-off volatility. This is an important step towards our medium-term targets. We also achieved another strong organic sales outperformance vs. LVP, despite an unfavorable regional LVP mix development.

Full year 2022 indications

Our outlook indications for 2022 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs, a full year 2022 global LVP growth of around 6%, that we achieve our targeted cost compensation effects and some market stabilization.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 15%	Tax rate2)	Around 30%
FX impact on net sales	Around 6% negative	Operating cash flow3)	Around $700-750 million
Adjusted operating margin1)	Upper end of around 6.0%-7.0%	Capex, net, of sales	Around 5.5%

1) Excluding costs for capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, October 21, 2022. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Business update relating to COVID-19, the war in Ukraine and other market conditions

COVID-19

The COVID-19 pandemic continued to impact our business in the third quarter of 2022 through limited LVP by our customers caused by global semiconductor shortage and other industry supply chain disruptions. Third quarter of 2022 saw global LVP growth year over year by around 29% (according to S&P Global October 2022). Supply chain disruptions that led to low customer demand visibility and material changes to customer call-offs with short notice negatively impacted our production efficiency and profitability in the quarter. Rising raw material costs amounted to more than 4pp in operating margin headwind in the third quarter, of which a large part was offset by commercial customer recoveries, including retroactive compensations.

Direct COVID-19 related costs, such as personal protective equipment, quarantine costs and similar items, were around $1 million in the third quarter of 2022. Governmental support in connection with furloughing, short-term work weeks, and other similar activities were less than $1 million in the quarter.

We expect the current industry-wide semiconductor supply shortage to be a limiting factor for the global LVP recovery in 2022. We also expect that the current price environment could lead to raw material costs of up to 5pp in operating margin headwind for the full year of 2022. We have reached agreements in more than 90% of the raw material related price adjustment discussions that we initiated earlier this year. Price adjustment discussions with our customers for cost increases related to labor, logistics and utilities are progressing. We believe product price increases will continue to gradually offset raw material cost inflation.

In response to the increased challenging market conditions, we continue with strict hiring and cost control measures, and accelerated cost savings and footprint activities. The situation is monitored closely, and further actions are being evaluated.

The war in Ukraine

The direct impact of the war in Ukraine on our business has been relatively limited. In 2021, sales in Russia were less than 1.0% of total sales. Autoliv has one facility with fewer than 100 employees in Russia. The operations are currently idled. Autoliv net assets in Russia, mainly USD cash items, amount to around $11 million. Autoliv has no operations in Ukraine.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, October, 2022. All rights reserved.

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

10
9
8
7
6
5
4
3
2
1
0
USD Bn
China
Americas
Europe
Asia
Autoliv
FY'18
FY'19
FY'20
FY'21
LTM Q3'22

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
LTM Q3'22
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating and adjusted operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
LTM Q3'22
Capex, net
Capex, net % of sales
D&A % of sales

900
800
700
600
500
400
300
200
100
0
USD M
FY'18
FY'19
FY'20
FY'21
LTM Q3'22
Operating Cash Flow
Operating Cash Flow excl. EC antitrust payment*

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'18
FY'19
FY'20
FY'21
LTM Q3'22
Return on Capital Employed

320%
280%
240%
200%
160%
120%
80%
40%
0%
FY'18
FY'19
FY'20
FY'21
LTM Q3'22
Cash Conversion*

Key definitions   ---------------------------------------------------------------------------------------------------------

Capex,net: Capital Expenditure, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments in 2018. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Third quarter 2022

Consolidated sales		Third quarter		Reported change (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$1,510	$1,199	26%	(7.6)%	33%
Seatbelt Products2)		792	$647	22%	(8.2)%	31%
Total		$2,302	$1,847	25%	(7.8)%	32%

Asia		$955	$778	23%	(9.7)%	33%
Whereof:	China	537	414	30%	(5.7)%	35%
	Japan	175	160	10%	(20)%	30%
	RoA	243	204	19%	(9.7)%	29%
Americas		794	596	33%	(0.3)%	34%
Europe		552	473	17%	(14)%	31%
Total		$2,302	$1,847	25%	(7.8)%	32%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other

All major product categories increased organically* in the quarter. The largest contributor to the increase was inflatable curtains and steering wheels, followed by passenger airbags and side airbags.

Sales by product - Seatbelts

The main contributor to Seatbelt products organic growth* was China, followed by Europe and Americas.

Sales by region

Our global organic sales* increased by 32.5% compared to the global LVP increase of 28.8% (according to S&P Global, Oct 2022). The 3.7pp outperformance was driven by price increases and new product launches, partly offset by negative geographical mix effects. Autoliv outperformed LVP by around 11pp in Europe, by around 7pp in Americas, by around 6pp in Japan and by around 1pp in China. We underperformed by around 2pp in Rest of Asia.

Q3 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	34%	31%	35%	30%	29%	32%
Main growth drivers	GM, Honda, Stellantis	VW, Stellantis, Toyota	VW, Honda, Toyota	Toyota, Subaru, Mazda	Hyundai, Suzuki, Tata	VW, Toyota, Stellantis
Main decline drivers	BMW, Traton	Mitsubishi, Nissan	Mazda, Hyundai, Ford		Nissan, Mitsubishi, Ssangyong	Ssangyong

Light vehicle production development

Change vs same period last year according to S&P Global

Q3 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Oct 2022)	27%	20%	34%	23%	31%	29%
LVP (Jul 2022)	28%	31%	12%	36%	19%	22%

Consolidated sales development

First nine months 2022

Consolidated sales		First 9 months		Reported change (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbag, Steering Wheels and Other2)		$4,226	$3,973	6.4%	(5.4)%	12%
Seatbelt Products2)		2,281	2,139	6.6%	(6.0)%	13%
Total		$6,507	$6,111	6.5%	(5.6)%	12%

Asia		$2,544	$2,449	3.9%	(6.4)%	10%
Whereof:	China	1,347	1,228	9.7%	(2.0)%	12%
	Japan	496	546	(9.2)%	(14)%	5.1%
	RoA	701	675	4.0%	(8.1)%	12%
Americas		2,225	1,903	17%	0.0%	17%
Europe		1,738	1,760	(1.2)%	(11)%	9.4%
Total		$6,507	$6,111	6.5%	(5.6)%	12%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other

The largest contributors to the organic growth* was steering wheels and inflatable curtains, followed by passenger airbags and side airbags.

Sales by product - Seatbelts

The main contributors to Seatbelt products organic growth* was China and Europe, followed by Rest of Asia and Americas.

Sales by region

Our global organic sales* increased by around 12% compared to the LVP increase of around 8% (according to S&P Global, Oct 2022). The 3.8pp outperformance was driven by new product launches and price increases partly offset by negative geographical mix. Autoliv outperformed LVP by around 13pp in Europe, by around 8pp in Japan, and by around 6pp in Americas. We underperformed by around 2pp in China and by around 5pp in Rest of Asia.

9M 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	17%	9.4%	12%	5.1%	12%	12%
Main growth drivers	Stellantis, Ford, GM	Stellantis, VW, Toyota	Toyota, Geely, Mercedes	Mitsubishi, Subaru, Honda	Tata, Suzuki, Honda	Stellantis, Ford, Toyota
Main decline drivers	Nissan, Traton	Volvo, Nissan	Great Wall, Hyundai, Mazda	Toyota, Nissan	Nissan, Mitsubishi	Nissan, Great Wall, Volvo

Light vehicle production development

Change vs same period last year according to S&P Global

First nine months 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Oct 2022)	11%	(3.4)%	14%	(3.3)%	17%	8.3%
LVP (Jan 2022)	17%	15%	5.0%	8.4%	5.0%	9.9%

Key launches in the third quarter 2022

Ford Lightning	BMW 7-series/i7	Haval A08

Xpeng G9	Toyota Sequoia	Nio ET5

Hyundai IONIQ 6	Hyundai Stargazer	Honda CR-V

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

    Financial development

    Selected income statement items

Condensed income statement	Third quarter			First 9 months
(Dollars in millions, except per share data)	2022	2021	Change	2022	2021	Change
Net sales	$2,302	$1,847	25%	$6,507	$6,111	6.5%
Cost of sales	(1,918)	(1,546)	24%	(5,510)	(4,968)	11%
Gross profit	$383	$301	28%	$998	$1,143	(13)%
S,G&A	(105)	(101)	4.3%	(333)	(319)	4.1%
R,D&E, net	(106)	(98)	8.4%	(325)	(311)	4.5%
Amortization of intangibles	(0)	(2)	(83)%	(2)	(8)	(71)%
Other income (expense), net	(1)	(1)	73%	91	(5)	n/a
Operating income	$171	$99	72%	$429	$500	(14)%
Adjusted operating income1)	$173	$103	67%	$365	$506	(28)%
Financial and non-operating items, net	(18)	(12)	47%	(40)	(44)	(9)%
Income before taxes	$153	$87	76%	$389	$456	(15)%
Income taxes	(47)	(27)	75%	(121)	(135)	(10)%
Net income	$106	$60	76%	$268	$322	(17)%
Earnings per share2, 3)	1.21	0.68	78%	3.06	$3.65	(16)%
Adjusted earnings per share1, 2, 3)	$1.23	$0.73	68%	$2.58	$3.72	(31)%

Gross margin	16.7%	16.3%	0.4pp	15.3%	18.7%	(3.4)pp
S,G&A, in relation to sales	(4.6)%	(5.5)%	0.9pp	(5.1)%	(5.2)%	0.1pp
R,D&E, net in relation to sales	(4.6)%	(5.3)%	0.7pp	(5.0)%	(5.1)%	0.1pp
Operating margin	7.4%	5.4%	2.1pp	6.6%	8.2%	(1.6)pp
Adjusted operating margin1)	7.5%	5.6%	1.9pp	5.6%	8.3%	(2.7)pp
Tax Rate	30.8%	30.9%	(0.1)pp	31.1%	29.5%	1.6pp

Other data
No. of shares at period-end in millions4)	86.8	87.5	(0.7)%	86.8	87.5	(0.7)%
Weighted average no. of shares in millions4)	87.0	87.4	(0.5)%	87.2	87.4	(0.2)%
Weighted average no. of shares in millions, diluted5)	87.2	87.7	(0.6)%	87.4	87.7	(0.3)%

1) Non-U.S. GAAP measure, excluding costs and gains from capacity alignments. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Excluding dilution and net of treasury shares. 5) Net of treasury shares.

Third quarter 2022 development

Gross profit increased by $83 million and the gross margin increased by 0.4pp compared to the same quarter 2021. The gross profit increase was primarily driven by price increases and volume growth, partly offset by higher costs for raw materials, unfavorable FX translation effects and higher costs for premium freight.

S,G&A costs increased by $4 million compared to the prior year, mainly due to increased costs for personnel and IT expenses partly offset by positive currency translation effects. S,G&A costs in relation to sales decreased from 5.5% to 4.6%.

R,D&E, net costs increased by around $8 million compared to the prior year, mainly due to higher costs for personnel, prototypes and tools partly offset by higher engineering income. R,D&E, net, in relation to sales decreased from 5.3% to 4.6%.

Other income (expense), net was unchanged compared to the prior year.

Operating income increased by $72 million compared to the same period in 2021, mainly as a consequence of the higher gross profit, partly offset by the higher costs for S,G&A and R,D&E, net.

Adjusted operating income* increased by $70 million compared to the prior year, mainly due to higher gross profit, partly offset by the higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net, was $6 million more negative compared to a year earlier, mainly due to adverse currency translation effects.

Income before taxes increased by $66 million compared to the prior year, mainly due to the higher operating income partly offset by higher costs for financial and non-operating items, net.

Tax rate was 30.8%, almost unchanged compared to 30.9% in the same period last year. Discrete tax items, net, increased the tax rate this quarter by 1.4pp. Discrete tax items increased the tax rate by 5.6pp in the same period last year.

Earnings per share, diluted increased by $0.53 compared to a year earlier, where the main driver was $0.59 from higher adjusted operating income* partly offset by $0.06 from financial and non-operating items.

First nine months 2022 development

Gross profit decreased by $146 million, and the gross margin decreased by 3.4pp compared to the same period 2021. The gross profit decrease was primarily driven by adverse effects from higher costs for raw material and premium freight, adverse currency translation effects partly offset by price increases.

S,G&A costs increased by $13 million compared to the prior year, mainly relating to investments in personnel and IT and improvement projects partly offset by positive currency translation effects.

R,D&E, net costs increased by $14 million, mainly due to lower engineering income. R,D&E, net, in relation to sales was close to unchanged at 5.0%.

Other income (expense), net improved by $96 million compared to the prior year, mainly due to around $80 million gain from the sale of a property in Japan and around $20 million from a patent litigation settlement partly offset by around $10 million in capacity alignment provision for the closure of a plant in South Korea.

Operating income decreased by $71 million compared to the same period in 2021, mainly as a consequence of the lower gross profit, partly offset by the improved Other income (expense).

Adjusted operating income* decreased by $141 million compared to the prior year, mainly due to lower gross profit.

Financial and non-operating items, net, improved by $4 million, mainly due to lower interest expenses due to lower debt in 2022 compared to 2021.

Income before taxes decreased by $67 million compared to the prior year, mainly due to the lower operating income partly offset by improved financial and non-operating items, net.

Tax rate was 31.1%, compared to 29.5% in the same period last year, mainly due to unfavorable country mix. In addition, discrete tax items, net, increased the tax rate this year by 1.2pp. Discrete tax items, net increased the tax rate by 1.0pp in the same period last year.

Earnings per share, diluted decreased by $0.60 compared to a year earlier, where the main driver was $1.15 from lower adjusted operating income* partly mitigated by $0.53 from capacity alignment.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Third quarter
(Dollars in millions)	2022	2021	Change
Trade working capital 1)	$1,314	$1,421	(7.5)%
Trade working capital in relation to sales 2)	14.3%	19.2%	(5.0)pp
- Receivables outstanding in relation to sales 3)	20.6%	21.3%	(0.8)pp
- Inventory outstanding in relation to sales 4)	10.0%	12.5%	(2.5)pp
- Payables outstanding in relation to sales 5)	16.3%	14.6%	1.8pp
Cash & cash equivalents	483	903	(46)%
Gross Debt 6)	1,729	2,051	(16)%
Net Debt 7)	1,288	1,165	11%
Capital employed 8)	3,779	3,738	1.1%
Return on capital employed 9)	18.0%	10.5%	7.5pp
Total equity	$2,491	$2,573	(3.2)%
Return on total equity 10)	16.8%	9.3%	7.5pp
Leverage ratio 11)	1.6	1.1	37%

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Third quarter			First 9 months
(Dollars in millions)	2022	2021	Change	2022	2021	Change
Net income	$106	$60	76%	$268	$322	(17)%
Changes in operating working capital	89	35	155%	(168)	(179)	(6)%
Depreciation and amortization	87	98	(11)%	273	297	(8.0)%
Gain on divestiture of property	-	-	n/a	(80)	-	n/a
Other, net	(51)	(5)	n/a	(44)	(3)	n/a
Operating cash flow	$232	$188	23%	$251	$437	(43)%
Capital expenditure, net	(164)	(112)	47%	(319)	(301)	6%
Free cash flow1)	$68	$77	(12)%	$(69)	$136	(151)%
Cash conversion2)	64%	128%	(64)pp	n/a	42%	n/a
Shareholder returns
- Dividends paid	(56)	(54)	2.5%	(167)	(109)	54%
- Share repurchases	(20)	-	n/a	(60)	-	n/a
Cash dividend paid per share	$(0.64)	$(0.62)	3.2%	$(1.92)	$(1.24)	55%
Capital expenditures, net in relation to sales	7.1%	6.0%	1.1pp	4.9%	4.9%	(0.0)pp

1) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Third quarter 2022 development

Trade working capital* was reduced by $107 million compared to the same period last year, where the main driver was related to $427 million in higher accounts payables, partly offset by $318 million in higher receivables.

Operating cash flow increased by $43 million to $232 million compared to the same period last year, mainly due to higher net income and positive working capital effects, partly offset by adverse effects from changes in deferred income taxes.

Capital expenditure, net increased by $52 million, which mainly is due to investments related to footprint and capacity expansions. The higher level reflects a temporary catch up of investments that were delayed during the pandemic. Capital expenditure, net in relation to sales was 7.1% vs. 6.0% a year earlier.

Free cash flow* was $68 million, compared to $77 million a year earlier. The decline was due to the higher capital expenditure, net, partly offset by the higher operating cash flow.

Cash conversion* defined as free cash flow* in relation to net income, was 64% compared to 128% in the same period the prior year. The decrease was due to the increase in net income while free cash flow decreased.

Net debt* was $1,288 million as of September 30, 2022, which was $123 million higher than a year earlier.

Liquidity position. As of September 30, 2022, our cash balance was around $0.5 billion, and including committed, unused loan facilities, our liquidity position was around $1.6 billion.

Leverage ratio*. As of September 30, 2022, the Company had a leverage ratio of 1.6x, compared to 1.1x as of September 30, 2021, as the net debt* increased and the 12 months trailing adjusted EBITDA* decreased.

Total equity decreased by $82 million compared to September 30, 2021. This is mainly due to $225 million in adverse currency translation effects, dividends paid of $224 million and $60 million from share repurchases partly offset by $384 million from net income.

First nine months 2022 development

Operating cash flow decreased by $186 million to $251 million compared to the same period last year, mainly due to lower net income and adverse effects from changes in deferred income taxes.

Capital expenditure, net increased by $19 million, which mainly reflects increased investments related to footprint and capacity expansions partly offset by $95 million in proceeds from the sale of property, plant and equipment. Capital expenditure, net in relation to sales was unchanged at 4.9%.

Free cash flow* was negative $69 million, compared to positive $136 million a year earlier. The decline was due to the lower operating cash flow and higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the period as free cash flow was negative.

Headcount

	Sep 30	Jun 30	Sep 30
	2022	2022	2021
Headcount	67,800	64,700	62,000
Whereof: Direct headcount in manufacturing	49,600	46,500	44,200
Indirect headcount	18,300	18,200	17,900
Temporary personnel	10.5%	9.6%	7.7%

By September 30, 2022, total headcount increased by 5,800 compared to a year earlier. The indirect workforce increased by 2.2% while the direct workforce increased by 12.2%, as sales grew organically by 32% compared to a year earlier. The increase also reflects preparations for the expected strong sales growth in the fourth quarter. Compared to June 30, 2022, total headcount increased by around 3,100, direct workforce increased by almost 3,100 and the indirect workforce increased by around 50.

Other Items

•

On August 18, 2022, Autoliv announced the appointment of Gustav Lundgren to its Board of Directors, pursuant to the previously disclosed agreement with Cevian Capital II GP Limited. Gustav Lundgren is a partner of Cevian Capital. Mr. Lundgren replaced Min Liu, Cevian’s previously designated director, who resigned from the Board on August 18, 2022. The Board determined that Gustav Lundgren is an independent director and appointed him as a member of the Audit and Risk Committee.

•

Under Autoliv’s 2022-2024 stock purchase program, purchases of common stock and SDRs may be made in open market purchases, privately negotiated transactions, block purchase techniques, 10b5-1 trading plans or a combination of the foregoing in accordance with applicable law and the rules and regulations of both the NYSE and Nasdaq Stockholm. During the third quarter 2022, Autoliv repurchased 0.26 million shares of common stock at an average price of $78.04 per share.

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2022 on Friday, January 27, 2023.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 21, 2022.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, July and October 2022. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgements or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data, unaudited)	Third quarter		First 9 months		Latest 12	Full Year
	2022	2021	2022	2021	months	2021
Airbag, Steering Wheels and Other1)	$1,510	$1,199	$4,226	$3,973	$5,633	$5,380
Seatbelt products1)	792	647	2,281	2,139	2,992	2,850
Total net sales	$2,302	$1,847	$6,507	$6,111	$8,626	$8,230

Cost of sales	(1,918)	(1,546)	(5,510)	(4,968)	(7,261)	(6,719)
Gross profit	$383	$301	$998	$1,143	$1,366	$1,511

Selling, general & administrative expenses	(105)	(101)	(333)	(319)	(445)	(432)
Research, development & engineering expenses, net	(106)	(98)	(325)	(311)	(405)	(391)
Amortization of intangibles	(0)	(2)	(2)	(8)	(5)	(10)
Other income (expense), net	(1)	(1)	91	(5)	93	(3)
Operating income	$171	$99	$429	$500	$604	$675

Income from equity method investments	1	(0)	3	2	4	3
Interest income	2	1	4	3	5	4
Interest expense	(15)	(14)	(41)	(46)	(55)	(60)
Other non-operating items, net	(6)	1	(5)	(3)	(9)	(7)
Income before income taxes	$153	$87	$389	$456	$547	$614

Income taxes	(47)	(27)	(121)	(135)	(163)	(177)
Net income	$106	$60	$268	$322	$384	$437

Less: Net income attributable to non-controlling interest	1	0	1	1	2	2
Net income attributable to controlling interest	$105	$60	$267	$320	$382	$435

Earnings per share2, 3)	$1.21	$0.68	$3.06	$3.65	$4.37	$4.96

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions, unaudited)	2022	2022	2022	2021	2021
Assets
Cash & cash equivalents	$483	$327	$938	$969	$903
Receivables, net	1,893	1,779	1,824	1,699	1,575
Inventories, net	924	903	913	777	922
Prepaid expenses	218	195	170	164	242
Other current assets	69	81	79	65	68
Total current assets	$3,587	$3,285	$3,923	$3,675	$3,710

Property, plant & equipment, net	1,795	1,806	1,853	1,855	1,813
Operating leases right-of-use assets	116	120	126	132	123
Goodwill	1,364	1,373	1,384	1,387	1,389
Intangible assets, net	5	6	7	8	9
Investments and other non-current assets	467	439	476	481	467
Total assets	$7,334	$7,030	$7,769	$7,537	$7,511

Liabilities and equity
Short-term debt	$692	$559	$347	$346	$364
Accounts payable	1,503	1,303	1,385	1,144	1,076
Accrued expenses	965	944	1,050	996	1,096
Operating lease liabilities - current	35	37	38	38	38
Other current liabilities	263	218	253	297	237
Total current liabilities	$3,458	$3,061	$3,073	$2,821	$2,811

Long-term debt	1,037	1,060	1,647	1,662	1,687
Pension liability	149	155	172	197	231
Operating lease liabilities - non-current	81	83	87	94	85
Other non-current liabilities	118	113	116	115	125
Total non-current liabilities	$1,385	$1,410	$2,022	$2,067	$2,127

Total parent shareholders’ equity	2,478	2,544	2,659	2,633	2,558
Non-controlling interest	13	15	15	15	15
Total equity	$2,491	$2,558	$2,674	$2,648	$2,573

Total liabilities and equity	$7,334	$7,030	$7,769	$7,537	$7,511

Consolidated Statements of Cash Flow

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2022	2021	2022	2021	months	2021
Net income	$106	$60	$268	$322	$384	$437
Depreciation and amortization	87	98	273	297	370	394
Gain on divestiture of property	-	-	(80)	-	(80)	-
Other, net	(51)	(5)	(44)	(3)	(55)	(15)
Changes in operating working capital, net	89	35	(168)	(179)	(52)	(63)
Net cash provided by operating activities	$232	$188	$251	$437	$567	$754

Expenditures for property, plant and equipment	(164)	(113)	(418)	(303)	(572)	(458)
Proceeds from sale of property, plant and equipment	(0)	1	98	3	99	4
Net cash used in investing activities	$(164)	$(112)	$(319)	$(301)	$(473)	$(454)

Net cash before financing1)	$68	$77	$(69)	$136	$95	$300

Increase (decrease) in short term debt	167	14	(110)	(278)	(119)	(286)
Decrease long-term debt	(17)	(14)	(51)	(1)	(70)	(20)
Dividends paid	(56)	(54)	(167)	(109)	(223)	(165)
Share repurchases	(20)	-	(60)	-	(60)	-
Common stock options exercised	0	0	0	2	1	3
Dividend paid to non-controlling interests	(1)	(1)	(1)	(1)	(1)	(1)
Net cash provided by (used in) financing activities	$73	$(56)	$(389)	$(386)	$(473)	$(469)

Effect of exchange rate changes on cash	15	(10)	(28)	(25)	(42)	(39)
Increase (decrease) in cash and cash equivalents	$156	$11	$(486)	$(275)	$(420)	$(209)
Cash and cash equivalents at period-start	327	893	969	1,178	903	1,178
Cash and cash equivalents at period-end	$483	$903	$483	$903	$483	$969

1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 6 and 7 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2022	2022	2022	2021	2021
Receivables, net	$1,893	$1,779	$1,824	$1,699	$1,575
Inventories, net	924	903	913	777	922
Accounts payable	(1,503)	(1,303)	(1,385)	(1,144)	(1,076)
Trade Working capital	$1,314	$1,379	$1,352	$1,332	$1,421

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2022	2022	2022	2021	2021
Short-term debt	$692	$559	$347	$346	$364
Long-term debt	1,037	1,060	1,647	1,662	1,687
Total debt	$1,729	$1,619	$1,994	$2,008	$2,051
Cash & cash equivalents	(483)	(327)	(938)	(969)	(903)
Debt issuance cost/Debt-related derivatives, net	42	26	1	13	18
Net debt	$1,288	$1,318	$1,057	$1,052	$1,165

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2020	2019	2018	2017
Short-term debt	$302	$368	$621	$20
Long-term debt	2,110	1,726	1,609	1,311
Total debt	$2,411	$2,094	$2,230	$1,330
Cash & cash equivalents	(1,178)	(445)	(616)	(960)
Debt issuance cost/Debt-related derivatives, net	(19)	0	5	(3)
Net debt	$1,214	$1,650	$1,619	$368

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio have been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Sep 30	Dec 31	Sep 30
(Dollars in millions)	2022	2021	2021
Net debt1)	$1,288	$1,052	$1,165
Pension liabilities	149	197	231
Debt per the Policy	$1,437	$1,248	$1,396

Net income2)	$384	$437	$511
Income taxes2)	163	177	224
Interest expense, net2, 3)	51	57	62
Other non-operating items, net2)	9	7	14
Income from equity method investments2)	(4)	(3)	(3)
Depreciation and amortization of intangibles2)	370	394	400
Capacity alignments and antitrust related matters2)	(61)	8	10
EBITDA per the Policy (Adjusted EBITDA)	$912	$1,077	$1,217

Leverage ratio	1.6	1.2	1.1

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions)	2022	2021	2022	2021	months	2021
Net income	$106	$60	$268	$322	$384	$437
Changes in operating working capital	89	35	(168)	(179)	(52)	(63)
Depreciation and amortization	87	98	273	297	370	394
Gain on divestiture of property	-	-	(80)	-	(80)	-
Other, net	(51)	(5)	(44)	(3)	(55)	(15)
Operating cash flow	$232	$188	$251	$437	$567	$754
Capital expenditure, net	(164)	(112)	(319)	(301)	(473)	(454)
Free cash flow1)	$68	$77	$(69)	$136	$95	$300
Net cash before financing	$68	$77	$(69)	$136	$95	$300
Cash conversion2)	64%	128%	n/a	42%	25%	69%
1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2020	2019	20181)	20171)
Net income	$188	$463	$184	$303
Changes in operating assets and liabilities	277	47	(229)	(0)
Depreciation and amortization	371	351	397	426
Goodwill impairment charges	-	-	-	234
Other, net2)	13	(220)	239	(27)
Operating cash flow	$849	$641	$591	$936
EC antitrust payment	-	(203)	-	-
Operating cash flow excl antitrust	$849	$844	$591	$936
Capital expenditure, net	(340)	(476)	(555)	(570)
Free cash flow3)	$509	$165	$36	$366
Free cash flow excl antitrust payment4)	$509	$368	$36	$366
Acquisitions of businesses and other, net	-	-	(73)	(128)
Net cash before financing	$509	$165	$(37)	$239
Cash conversion5)	270%	36%	19%	121%
Cash conversion excl antitrust6)	270%	79%	19%	121%

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 3) Operating cash flow less Capital expenditure, net. 4) For 2019, Operating cashflow excluding EC antitrust payment less Capital expenditure, net. 5) Free cash flow relative to Net income. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Third quarter 2022			Third quarter 2021
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$171	$2	$173	$99	$4	$103
Operating margin	7.4%	0.1%	7.5%	5.4%	0.2%	5.6%
Income before taxes	153	2	155	87	4	91
Net income attributable to controlling interest	105	2	107	60	4	64
Return on capital employed2)	18.0%	0.4%	18.4%	10.5%	0.4%	10.9%
Return on total equity3)	16.8%	0.6%	17.3%	9.3%	0.6%	9.9%
Earnings per share4, 5)	$1.21	$0.02	$1.23	$0.68	$0.05	$0.73

1) Costs for capacity alignments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 9 months 2022			First 9 months 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$429	$(64)	$365	$500	$6	$506
Operating margin	6.6%	(1.0)%	5.6%	8.2%	0.1%	8.3%
Income before taxes	389	(64)	325	456	6	462
Net income attributable to controlling interest	267	(41)	226	320	6	326
Capital employed	3,779	(41)	3,738	3,738	6	3,744
Return on capital employed2)	15.3%	(2.2)%	13.1%	18.1%	0.2%	18.3%
Return on total equity3)	13.8%	(2.0)%	11.8%	16.9%	0.3%	17.2%
Earnings per share4, 5)	$3.06	$(0.47)	$2.58	$3.65	$0.06	$3.72

1) Costs and gains from capacity alignments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$604	$(61)	$542	$675	$8	$683
Operating margin	7.0%	(0.7)%	6.3%	8.2%	0.1%	8.3%
1) Costs and gains from capacity alignments.

	Full year 2020			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	$99	$482	$726	$49	$774
Operating margin	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignments and antitrust related matters.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686	$222	$908	$860	$40	$899
Operating margin	7.9%	2.6%	10.5%	10.6%	0.5%	11.1%
1) Costs for capacity alignments, antitrust related matters and separation of our business segments

Items included in non-U.S. GAAP adjustments	Third quarter 2022		Third quarter 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$2	0.02	$4	$0.05
Total adjustments to operating income	$2	$0.02	$4	$0.05
Tax on non-U.S. GAAP adjustments1)	(0)	(0.01)	0	0.00
Total adjustments to net income	$2	0.02	$4	$0.05

Average number of shares outstanding - diluted2)		87.5		87.6

Annualized adjustment on return on capital employed	9		17
Adjustment on return on capital employed	0.4%		0.4%

Annualized adjustment on Return on total equity	$7		$18
Adjustment on return on total equity	0.6%		0.6%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in non-U.S. GAAP adjustments	First 9 months 2022		First 9 months 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$(64)	(0.73)	$6	$0.06
Total adjustments to operating income	$(64)	$(0.73)	$6	$0.06
Tax on non-U.S. GAAP adjustments1)	23	0.26	(0)	(0.00)
Total adjustments to net income	$(41)	(0.47)	$6	$0.06

Average number of shares outstanding - diluted2)		87.5		87.6

Annualized adjustment on Return on capital employed	(85)		8
Adjustment on return on capital employed	(2.2)%		0.2%

Annualized adjustment on Return on total equity	$(55)		$7
Adjustment on return on total equity	(2.0)%		0.3%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Multi-year Summary

Continuing Operations unless noted

(Dollars in millions, unaudited)	2021	2020	2019	2018	2017
Sales and Income
Net sales	$8,230	$7,447	$8,548	$8,678	$8,137
Airbag sales1)	5,380	4,824	5,676	5,699	5,342
Seatbelt sales	2,850	2,623	2,871	2,980	2,794
Operating income	675	382	726	686	860
Net income attributable to controlling interest	435	187	462	376	586
Earnings per share (US$) – basic2)	4.97	2.14	5.29	4.32	6.70
Earnings per share (US$) – assuming dilution2, 3)	4.96	2.14	5.29	4.31	6.68
Gross margin4)	18.4%	16.7%	18.5%	19.7%	20.6%
R,D&E net in relation to sales	(4.7)%	(5.0)%	(4.7)%	(4.8)%	(4.6)%
S,G&A in relation to sales	(5.3)%	(5.2)%	(4.7)%	(4.5)%	(5.0)%
Operating margin5)	8.2%	5.1%	8.5%	7.9%	10.6%
Adjusted operating margin6, 7)	8.3%	6.5%	9.1%	10.5%	11.1%
Balance Sheet
Trade working capital8)	1,332	1,366	1,417	1,396	1,444
Trade working capital in relation to sales9)	15.7%	13.6%	16.2%	15.9%	16.7%
Receivables outstanding in relation to sales10)	20.0%	18.1%	18.6%	19.0%	19.6%
Inventory outstanding in relation to sales11)	9.2%	7.9%	8.5%	8.6%	8.2%
Payables outstanding in relation to sales12)	13.5%	12.5%	10.8%	11.7%	11.1%
Total equity	2,648	2,423	2,122	1,897	4,169
Total parent shareholders’ equity per share (US$)	30.10	27.56	24.19	21.63	46.38
Current assets excluding cash	2,705	3,091	2,557	2,670	2,598
Property, plant and equipment, net	1,855	1,869	1,816	1,690	1,609
Intangible assets (primarily goodwill)	1,395	1,412	1,410	1,423	1,440
Capital employed	3,700	3,637	3,772	3,516	4,538
Net debt7)	1,052	1,214	1,650	1,619	368
Total assets	7,537	8,157	6,771	6,722	6,947
Long-term debt	1,662	2,110	1,726	1,609	1,311
Return on capital employed13, 14)	18%	10%	20%	17%	n/a
Return on total equity14, 15)	17%	9%	23%	13%	n/a
Total equity ratio	35%	30%	31%	28%	49%
Cash flow and other data
Operating Cash flow16)	754	849	641	591	936
Depreciation and amortization16)	394	371	351	397	426
Capital expenditures, net16)	454	340	476	555	570
Capital expenditures, net in relation to sales16)	5.5%	4.6%	5.6%	5.7%	5.5%
Free Cash flow7, 16, 17)	300	509	165	36	366
Cash conversion7, 16, 18)	68.6%	270%	35.6%	19.5%	121%
Direct shareholder return16, 19)	165	54	217	214	366
Cash dividends paid per share (US$)	1.88	0.62	2.48	2.46	2.38
Number of shares outstanding (millions)20)	87.5	87.4	87.2	87.1	87.0
Number of employees, December 31	55,900	61,000	58,900	57,700	56,700

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables and outstanding inventory less outstanding payables. 9) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 10) Outstanding receivables relative to annualized fourth quarter sales. 11) Outstanding inventory relative to annualized fourth quarter sales. 12) Outstanding payables relative to annualized fourth quarter sales. 13) Operating income and income from equity method investments, relative to average capital employed. 14) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 15) Income relative to average total equity. 16) Including Discontinued Operations in 2017 and 2018. 17) Operating cash flow less Capital expenditures, net. 18) Free cash flow relative to Net income. 19) Dividends paid and Shares repurchased. 20) At year end, excluding dilution and net of treasury shares.